FORM OF

State Street Institutional Investment Trust

4 Copley Place

Boston, Massachusetts 02116

SSgA Funds Management, Inc.

One Lincoln Street

Boston, Massachusetts 02111

July [     ], 2014

Ladies and Gentlemen:

Reference is made to the Investment Advisory Agreement between us dated May 1, 2001 (the “Agreement”).

Pursuant to the Agreement, this letter is to provide notice of the creation of sixteen additional series of State Street Institutional Investment Trust (the “Trust” and each, a “New Fund”, and collectively, the “New Funds”):

• State Street Strategic Real Return Fund	• State Street Target Retirement 2035 Fund

• State Street Target Retirement Fund	• State Street Target Retirement 2040 Fund

• State Street Target Retirement 2015 Fund	• State Street Target Retirement 2045 Fund

• State Street Target Retirement 2020 Fund	• State Street Target Retirement 2050 Fund

• State Street Target Retirement 2025 Fund	• State Street Target Retirement 2055 Fund

• State Street Target Retirement 2030 Fund	• State Street Target Retirement 2060 Fund

Additionally, the Trust is providing notice of the creation of the following four new series of the Feeder Trust (each, a “New Portfolio, and collectively, the “New Portfolios”):

• State Street Equity 500 Index II Portfolio	• State Street Global Equity ex-U.S. Index Portfolio

• State Street Strategic Real Return Portfolio	• State Street Aggregate Bond Index Portfolio

We request that you act as Investment Advisor under the Agreement with respect to each New Fund and New Portfolio.

Under the Agreement, the Adviser is entitled to receive, on a monthly basis, an investment advisory fee from the New Portfolios and New Funds. The advisory fee is a percentage of average daily net assets of each New Portfolio and New Fund, as follows:

State Street Equity 500 Index II Portfolio	0.00%
State Street Global Equity ex-U.S. Index Portfolio	0.00%
State Street Aggregate Bond Portfolio	0.00%
State Street Strategic Real Return Portfolio	0.00%

State Street Strategic Real Return Fund	0.20%
State Street Target Retirement Fund	0.05%
State Street Target Retirement 2015 Fund	0.05%
State Street Target Retirement 2020 Fund	0.05%
State Street Target Retirement 2025 Fund	0.05%
State Street Target Retirement 2030 Fund	0.05%
State Street Target Retirement 2035 Fund	0.05%
State Street Target Retirement 2040 Fund	0.05%
State Street Target Retirement 2045 Fund	0.05%
State Street Target Retirement 2050 Fund	0.05%
State Street Target Retirement 2055 Fund	0.05%
State Street Target Retirement 2060 Fund	0.05%

With respect to the New Funds that invest substantially all of its assets in its corresponding New Portfolio or Portfolio, it is acknowledged by both parties that no payment for services is rendered pursuant to the Agreement for so long as substantially all of the assets of each New Fund are invested in the corresponding portfolio of the Trust, or another investment company with essentially the same investment objectives and policies as each New Fund; otherwise, you shall be entitled to receive fees, payable monthly equal to a percentage of average daily net assets of each New Fund as follows:

State Street Strategic Real Return Portfolio             %

Please indicate your acceptance of the foregoing by executing two copies of this letter, returning one to the Trust and retaining one copy for your records.

Very truly yours,

State Street Institutional Investment Trust

By:

Ellen Needham, President

Accepted:

SSgA Funds Management, Inc.

By:

James E. Ross